Exhibit 99.1

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                             COMPANY CONTACT:     MAGGIE FEENEY
                                                  EXECUTIVE VICE PRESIDENT AND
                                                  CHIEF FINANCIAL OFFICER
                                                  CACHE INC.
                                                  (212) 575-3206


                             INVESTOR RELATIONS:  ALLISON MALKIN/SHAUN SMOLARZ
                                                  INTEGRATED CORPORATE RELATIONS
                                                  (203) 682-8225/8346


                 CACHE REPORTS FIRST QUARTER FISCAL 2008 RESULTS
     FIRST QUARTER LOSS OF $0.15 PER SHARE INCLUDES $0.14 PER SHARE IN STORE
                      CLOSING AND MANAGEMENT CHANGE COSTS
         FIRST QUARTER DILUTED EPS FROM ONGOING OPERATIONS TOTALS $0.01
               ANNOUNCES APRIL COMPARABLE STORE SALES DECREASED 1%

     New York, New York - April 30, 2008 - Cache Inc., (NASDAQ: CACH), a specialty chain of women's apparel stores, reported results for the thirteen-week period ended March 29, 2008. As previously indicated on April 10, 2008, the Company undertook actions to improve profitability by announcing the closure of approximately 14 under-performing stores ("store closures"). As a result, first quarter results include after tax costs of $1.5 million, or $0.11 per share in net store closure costs. In addition, the Company incurred after tax costs of $388,000, or $0.03 per share in costs related to a recently announced change in management.

For the 13 week period ended March 29, 2008:

     o Net sales increased 5% to $67.7 million compared to $64.4 million in the first quarter of 2007 and comparable store sales increased 3%;
     o Net loss was $2.1 million, or $0.15 per diluted share and included the following charges: $1.5 million, or $0.11 per diluted share for the store closures and $388,000, or $0.03 per diluted share, related to the previously announced management change. Net loss for the first quarter of 2008 also included $355,000, or $0.03 per diluted share, related to operating losses associated with stores slated for closure. First quarter fiscal 2007 net income was $145,000, or $0.01 per diluted share;


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     o    Adjusted first quarter net income for fiscal 2008 was $144,000, or
          $0.01 per diluted share and excludes store closures and management change costs and losses related to the operations of the stores expected to close. This compares to adjusted first quarter net income for fiscal 2007 of $384,000, or $0.02 per diluted share, which excludes losses related to the operations of the stores expected to close; and
     o    The Company closed a net of 3 Cache stores.


     Mr. Thomas Reinckens, Chairman and Chief Executive Officer, commented: "The strength of our sportswear assortments enabled us to report a 3% increase in first quarter comparable store sales, offsetting softness in long special occasion dresses. During the quarter, we made significant progress toward achieving our long-term growth goals. This included increasing our top line productivity by implementing our good, better, best pricing strategy along with impactful marketing. In addition, we believe our decision to close under-performing stores will improve profitability, while allowing us to focus our attention on strategies that further our growth potential. Finally, we continue to emphasize prudent inventory management and expense control ending the quarter with inventory at cost down 32% on an average store basis."

     "While we expect the consumer spending environment to remain soft, we remain positive regarding our near term prospects, especially given the strength in our sportswear business, which represents an increasing majority of our sales as the seasonal sales of long special occasion dresses comes to a close," Mr. Reinckens stated further. "We continue to believe that our strategies will lead to sustained sales and profit growth for our Company, and increased value for our shareholders."

FIRST QUARTER HIGHLIGHTS

     Gross profit for the first quarter of 2008 was $28.4 million, or 42.0% of net sales, compared to $29.0 million, or 45.0% of net sales, in the first quarter of fiscal 2007. The 300 basis point decline in gross margin was primarily driven by increased markdowns, additional costs associated with the in-house design team acquired in connection with the July 2007 acquisition of Adrienne Victoria Designs, and the effect of the new pricing strategy discussed above.

     In total, operating expenses were $31.9 million, or 47.1% of net sales, as compared to $29.5 million, or 45.8% of net sales in the first quarter of 2007. The increase in operating expenses were primarily due to a $2.3 million pre-tax charge related to store closures and a $616,000 of costs related to the previously announced management change. This was partially offset by lower marketing and other administrative costs.

     At March 29, 2008, cash and marketable securities totaled $30.7 million, after utilizing $12.6 million to fund the repurchase of 1.3 million shares during the quarter and compares to $61.0 million in cash and marketable securities at March 31, 2007. Average inventory per store, at cost decreased 32% at quarter end from the prior year period. Working capital decreased by $36.8 million to $47.3 million from $84.1 million at March 31, 2007, primarily due to the repurchase of a total of 3.0 million shares at a cost of approximately $36.8 million.


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A table summarizing financial results follows:


                                                 THIRTEEN WEEKS ENDED
                                               March 29,       March 31,
                                                 2008            2007
                                                 ----            ----
                                        ($ Thousands, except for per share data)

Net sales                                      $67,708         $64,355
Operating loss                                 $(3,480)        $  (489)
Store closure expenses                         $ 2,308         $     0
Management change costs                        $   616         $     0
Operating loss related to stores
   to be closed                                $   563         $   390
Operating income/(loss) before
    non-recurring expenses and
    losses related to stores to be closed      $     7         $   (99)

Net income/(loss)                              $(2,053)        $   145
Net income before
   non-recurring expenses and
   losses related to stores to be closed       $   144         $   384
Diluted earnings/(loss) per share              $ (0.15)        $  0.01
Per share- Store closing costs                 $  0.11         $  0.00
Per share- Management
   change costs                                $  0.03         $  0.00
Per share - Loss related
   to stores to be closed                      $  0.03         $  0.01

Diluted earnings per share
  excluding one-time costs and
  net loss related to stores to be
  closed, as adjusted                          $  0.01         $  0.02

Basic weighted average
   shares outstanding                          13,566,000      16,283,000

Diluted weighted average
   shares outstanding                          13,566,000      16,766,000

Diluted weighted average
   shares outstanding, as adjusted             13,610,000      16,766,000


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GUIDANCE

     For the second quarter, the Company is introducing guidance for net sales in the range of $72 million to $73 million, as compared to actual net sales of $71.0 million in the second quarter of fiscal 2007. This sales guidance assumes comparable store sales of flat to an increase in the low-single-digit range. Second quarter diluted earnings are currently estimated in the range of $0.12 to $0.14 per diluted share. This compares to actual diluted earnings per share of $0.08 in the second quarter of fiscal 2007.

STORE OPENING PLANS

     The Company expects to open between 5 and 6 new Cache stores during the second quarter and as previously announced plans to close approximately 14 under-performing stores by year-end. For the fiscal year, the Company expects to open between 10 and 13 new Cache stores and close approximately 20 to 23 locations ending the year with approximately 287 locations.

APRIL AND YEAR-TO-DATE 2008 COMPARABLE-STORE SALES

     Separately, the Company announced April 2008 comparable-store sales. Comparable-store sales (sales for stores open at least one year) decreased 1% during the four-week April 2008 period, as compared to a comparable store sales increase of 2% in the same period last year. Total net sales for the four-week period ended April 27, 2008 increased 1% to $27.2, as compared to $26.9 million in the prior year period. For the seventeen-week year-to-date period, comparable-store sales increased 2%, as compared to a comparable store sales increase of 2% in the same period last year. Total net sales for the seventeen-week year-to-date period increased $3.6 million, or 4.0%, to $94.9 million, as compared to $91.3 million in the same period last year.

     Mr. Reinckens added: "Our April sales performance included double digit comparable store sales gains in sportswear, offset by difficult sales in long special occasion dresses. We expect positive low single digit comparable store sales in May and June given the strength of our sportswear business and its increasing importance to our total business."

CONFERENCE CALL INFORMATION

     The Company also announced that it will conduct a conference call to discuss its first quarter fiscal 2008 results today, April 30, 2008 at 9:00 a.m. Eastern Daylight Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0789 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.cache.com. A replay of this call will be available until May 7, 2008 and can be accessed by dialing (877) 660-6853 and enter account number 3055 and reference conference code 282937.

ABOUT CACHE, INC.

     Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women. Cache targets women between the ages of 25 and 45 who have a youthful attitude, are self-confident and fashion-conscious, and require a missy fit. We operate 295 Cache and Cache Luxe stores, primarily situated in central locations in high traffic, upscale malls in 43 states, the Virgin Islands and Puerto Rico.


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

                   CACHE, INC. AND SUBSIDIARIES                                                                    30-Apr-08
                   CONSOLIDATED BALANCE SHEETS


                                                               March 29,            December 29,              March 31,
ASSETS                                                            2008                  2007                     2007
                                                            ------------------  --------------------       -----------------
Current assets:
   Cash and equivalents                                     $       3,250,000   $         7,243,000        $      9,106,000
   Marketable securities                                           27,414,000            42,887,000              51,942,000
   Receivables, net                                                 6,204,000             4,788,000               4,418,000
   Inventories, net                                                32,524,000            30,547,000              36,135,000
   Prepaid expenses and other current assets                        4,924,000             2,465,000               8,063,000
                                                            ------------------  --------------------       -----------------
                Total current assets                               74,316,000            87,930,000             109,664,000


Equipment and leasehold improvements, net                          46,561,000            49,298,000              50,493,000
Goodwill                                                           10,089,000            10,089,000                       0
Intangible assets, net                                              1,393,000             1,423,000                 102,000
Other assets                                                          383,000               385,000                 342,000
                                                            ------------------  --------------------       -----------------

                Total assets                                $     132,742,000   $       149,125,000        $    160,601,000
                                                            ==================  ====================       =================


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                         $      11,751,000   $        10,510,000        $     12,523,000
   Note payable                                                     1,474,000             1,586,000                       0
   Accrued compensation                                             2,926,000             1,910,000               2,571,000
   Accrued liabilities                                             10,875,000            14,252,000              10,441,000
                                                            ------------------  --------------------       -----------------
                Total current liabilities                          27,026,000            28,258,000              25,535,000


Note payable                                                        4,052,000             4,348,000                       0
Other liabilities                                                  15,491,000            16,172,000              16,103,000
Deferred income taxes, net                                             50,000                83,000               1,882,000

Commitments and contingencies


STOCKHOLDERS' EQUITY


   Common stock                                                       164,000               163,000                 163,000
   Additional paid-in capital                                      46,678,000            46,136,000              45,119,000
   Retained earnings                                               76,122,000            78,175,000              71,799,000
   Treasury Stock                                                 (36,841,000)          (24,210,000)                      0
                                                            ------------------  --------------------       -----------------
                Total stockholders' equity                         86,123,000           100,264,000             117,081,000
                                                            ------------------  --------------------       -----------------

                Total liabilities and stockholders' equity  $     132,742,000   $       149,125,000        $    160,601,000
                                                            ==================  ====================       =================

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

                           CACHE, INC. AND SUBSIDIARIES                                           30-Apr-08
                        CONSOLIDATED STATEMENTS OF INCOME
                          FOR THE THIRTEEN WEEKS ENDED


                                                             March 29,               March 31,
                                                               2008                     2007
                                                         -----------------      ------------------
Net sales                                                $     67,708,000       $      64,355,000

Cost of sales, including occupancy and buying costs            39,293,000              35,364,000
                                                         -----------------      ------------------

Gross profit                                                   28,415,000              28,991,000
                                                         -----------------      ------------------

Costs and expenses
    Store operating expenses                                   23,918,000              24,018,000
    General and administrative expenses                         5,669,000               5,462,000
    Store closing costs                                         2,308,000                       0
                                                         -----------------      ------------------
                                                               31,895,000              29,480,000
                                                         -----------------      ------------------

Operating loss                                                 (3,480,000)               (489,000)
                                                         -----------------      ------------------


Other income:
    Interest expense                                              (68,000)                      0
    Interest income                                               290,000                 726,000
    Miscellaneous Income                                                0                       0
                                                         -----------------      ------------------

Income/(loss) before income taxes                              (3,258,000)                237,000

Income tax provision/(benefit)                                 (1,205,000)                 92,000
                                                         -----------------      ------------------


Net income/(loss)                                        $     (2,053,000)       $        145,000
                                                         =================      ==================


Basic earnings/(loss) per share                                    ($0.15)                  $0.01
                                                            ==============          ==============

Diluted earnings/(loss) per share                                  ($0.15)                  $0.01
                                                            ==============          ==============


Basic weighted average shares outstanding                      13,566,000              16,283,000
                                                            ==============          ==============

Diluted weighted average shares outstanding                    13,566,000              16,766,000
                                                            ==============          ==============

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